Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

CRA International, Inc.:

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-142064, 333-118691 and 333-123903, Form S-8 Nos. 333-133450, 333-63451, 333-62910, 333-97163, 333-63453 and 333-120539) of CRA International, Inc. of our reports dated January 29, 2010, with respect to the consolidated balance sheets of CRA International, Inc. as of November 28, 2009 and November 29, 2008, and the related consolidated statements of income, cash flows, and shareholders’ equity for each of the fiscal years in the three-year period ended November 28, 2009, and the effectiveness of internal control over financial reporting as of November 28, 2009, which reports appear in the November 28, 2009 Annual Report on Form 10-K of CRA International, Inc.

/s/ KPMG LLP
Boston, Massachusetts
January 29, 2010